Exhibit 99.1

ESSA Pharma Provides Corporate Update and Reports Financial Results for

Fiscal First Quarter Ended December 31, 2020

Vancouver, Canada and Houston, Texas, February 11, 2021 - ESSA Pharma Inc. (“ESSA”, or the “Company”) (NASDAQ: EPIX), a clinical-stage pharmaceutical company focused on developing novel therapies for the treatment of prostate cancer, today provided a corporate update and reported financial results for the fiscal first quarter ended December 31, 2020. All references to “$” in this release refer to United States dollars, unless otherwise indicated.

“ESSA’s series of accomplishments over the past calendar year have included raising $48.9 million in an over-subscribed public offering, the granting by the U.S. Food and Drug Administration (the “FDA”) of Fast Track Designation to our lead product candidate EPI-7386, and the initiation of a Phase 1 trial with EPI-7386 for patients with metastatic castration-resistant prostate cancer who have become resistant to current standard of care therapies,” stated David Parkinson, MD, President and CEO of ESSA. “We were also pleased to have recently announced a clinical collaboration with Janssen Research & Development, LLC (“Janssen”) to evaluate EPI-7386 in combination clinical trials with abiraterone acetate/prednisone or apalutamide, which we believe has potential to improve treatment options for patients with prostate cancer. 2021 looks to be another pivotal year for our company as we continue to advance EPI-7386 in our clinical trials.”

Recent Clinical and Corporate Highlights

•	On January 13, 2021, the Company announced a clinical collaboration with Janssen to evaluate EPI-7386 in combination with abiraterone acetate/prednisone or apalutamide for patients with metastatic castration-resistant prostate cancer (“mCRPC”). Under the terms of the agreement, Janssen may sponsor and conduct up to two Phase 1/2 studies evaluating the safety, tolerability and preliminary efficacy of the combination of EPI-7386 and apalutamide as well as the combination of EPI-7386 with abiraterone acetate plus prednisone in patients with mCRPC who have failed a current second-generation antiandrogen therapy. Janssen will assume all costs associated with these studies other than the manufacturing costs associated with the clinical drug supply of EPI-7386. The parties will form a joint oversight committee for the clinical studies, which are planned to start in 2021. ESSA will retain all rights to EPI-7386.
•	On November 25, 2020, the Company filed a Registration Statement on Form S-3 with the United States Securities and Exchange Commission (the “SEC”) to replace the existing Registration Statement on Form F-3, which will allow the Company to raise up to $200 million worth of the securities listed therein.
•	On October 26, 2020, ESSA announced its strategic decision to voluntarily delist its Common Shares from the TSX Venture Exchange in Canada.

Summary Financial Results

•	Net Loss. ESSA recorded a net loss of $6.5 million ($0.20 loss per common share based on 33,343,48 weighted average common shares outstanding) for the quarter ended December 31, 2020, compared to a net loss of $4.6 million ($0.22 loss per common share based on 20,762,374 weighted average common shares outstanding) for the quarter ended December 31, 2019. For the period ended December 31, 2020, this included non-cash share-based payments of $1.2 million compared to $1.3 million for the prior year, recognized for stock options granted and vesting.

•	Research and Development (“R&D”) expenditures. R&D expenditures for the quarter ended December 31, 2020 were $4.5 million compared to $2.6 million for the quarter ended December 31, 2019 and includes non-cash costs related to share-based payments ($287,424 for period ended December 31,2020 compared to $152,406 for period ended December 31, 2019). The increase in R&D expenditures for the first quarter were primarily related to the increased expenditure on chemistry and manufacturing of the drug product, and clinical costs related to the Phase 1 clinical trial of EPI-7386, which commenced with the dosing of the first patient in July 2020.

•	General and administration (“G&A”) expenditures. G&A expenditures for the quarter ended December 31, 2020 were $2.2 million compared to $2.1 million for the quarter ended December 31, 2019 and include non-cash costs related to share-based payments of $917,561 for the period ended December 31, 2020 compared to $1.1M for the period ended December 31, 2019. The increase in the first quarter is the result of increased professional fees related to transitioning to be a domestic filer with the SEC and higher salaries and benefits.

Liquidity and Outstanding Share Capital

At December 31, 2020, the Company had available cash reserves and short-term investments of $74,500,856 reflecting the gross proceeds of the July 2020 financing of $48.9 million, less operating expenses in the intervening period.

As of December 31, 2020, the Company had 33,605,383 common shares issued and outstanding.

In addition, as of December 31, 2020 there were 7,779,473 common shares issuable upon the exercise of warrants and broker warrants. This includes 7,370,000 prefunded warrants at an exercise price of $0.0001, and 409,473 warrants at a weighted average exercise price of $39.12. There are 6,750,023 common shares issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $4.24 per common share.

Principal Independent Accountant Fees and Services Disclosure

The Company also wishes to provide the following clarification with respect to the audit and non-audit fees paid by the Company to its auditors for the financial year ended September 30, 2020, as disclosed in its proxy statement dated January 26, 2021 (the “Proxy Statement”). ESSA disclosed in the Proxy Statement that it had incurred in 2020 and 2019: (i) audit fees of $35,476 and 32,253 respectively, (ii) audit-related fees of $Nil, (iii) tax fees of $Nil and (iv) $36,003 and 21,946 respectively in fees in respect of professional services with respect to filing a prospectus. This fourth category of fees included $15,278 and $18,218 incurred in 2020 and 2019 respectively, in connection with quarterly unaudited interim review of the financial statements which shall be reclassified as “audit-related” on the basis that the fees are reasonably related to the performance of the audit or review of the Company's financial statements provided by the Company's auditor.

About EPI-7386

EPI-7386 is an investigational, highly-selective, oral, small molecule inhibitor of the N-terminal domain of the androgen receptor. EPI-7386 is currently being studied in a Phase 1 clinical trial (NCT04421222) in men with mCRPC whose tumors have progressed on current standard-of-care therapies. The Phase I clinical trial of EPI-7386 began in calendar Q3 of 2020 following FDA allowance of our Investigational New Drug application and Health Canada acceptance. The U.S. FDA has granted Fast Track designation to EPI-7386 for the treatment of adult male patients with mCRPC resistant to standard-of-care treatment. ESSA retains all rights to EPI-7386 worldwide.

About ESSA Pharma Inc.

ESSA is a clinical-stage pharmaceutical company focused on developing novel and proprietary therapies for the treatment of patients suffering from prostate cancer. For more information, please visit www.essapharma.com and follow us on Twitter under @ESSAPharma.

About Prostate Cancer

Prostate cancer is the second-most commonly diagnosed cancer among men and the fifth most common cause of male cancer death worldwide (Globocan, 2018). Adenocarcinoma of the prostate is dependent on androgen for tumor progression and depleting or blocking androgen action has been a mainstay of hormonal treatment for over six decades. Although tumors are often initially sensitive to medical or surgical therapies that decrease levels of testosterone, disease progression despite castrate levels of testosterone can lead to mCRPC. The treatment of mCRPC patients has evolved rapidly over the past ten years. Despite these advances, many patients with mCRPC fail or develop resistance to existing treatments, leading to continued disease progression and limited survival rates.

Forward-Looking Statement Disclaimer

This release contains certain information which, as presented, constitutes "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995 and/or applicable Canadian securities laws. Forward-looking information involves statements that relate to future events and often addresses expected future business and financial performance, containing words such as "anticipate", "believe", "plan", "estimate", "expect", and "intend", statements that an action or event "may", "might", "could", "should", or "will" be taken or occur, or other similar expressions and includes, but is not limited to, statements regarding the Company’s clinical evaluation of EPI-7386, including the advancement and development of EPI-7386 in the current Phase 1 study, the potential of our clinical collaboration with Janssen to improve treatment options for patients with prostate cancer, the initiation of one or more combination studies with approved anti-androgen treatments and expectations as to enrollment and trial design.

Forward-looking statements and information are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of ESSA to control or predict, and which may cause ESSA’s actual results, performance or achievements to be materially different from those expressed or implied thereby. Such statements reflect ESSA’s current views with respect to future events, are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by ESSA as of the date of such statements, are inherently subject to significant medical, scientific, business, economic, competitive, political and social uncertainties and contingencies. In making forward looking statements, ESSA may make various material assumptions, including but not limited to (i) the accuracy of ESSA’s financial projections; (ii) obtaining positive results of clinical trials; (iii) obtaining necessary regulatory approvals; and (iv) general business, market and economic conditions.

Forward-looking information is developed based on assumptions about such risks, uncertainties and other factors set out herein and in ESSA’s Quarterly Report on Form 10-Q dated February 9, 2021 under the heading “Risk Factors”, a copy of which is available on ESSA’s profile on EDGAR at www.sec.gov.com and on the SEDAR website at www.sedar.com, and as otherwise disclosed from time to time on ESSA’s EDGAR and SEDAR profiles. Forward-looking statements are made based on management's beliefs, estimates and opinions on the date that statements are made and ESSA undertakes no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable United States and Canadian securities laws. Readers are cautioned against attributing undue certainty to forward-looking statements.

ESSA PHARMA INC.

CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS

(Unaudited)

Amounts in thousands of United States dollars

	December 31, 2020	September 30, 2020
Cash and cash equivalents	$52,485	$56,321
Prepaids and other assets	23,690	24,254

Total assets	$76,175	$80,575

Current liabilities	2,036	1,204
Derivative liability	38	127
Shareholders' deficiency	74,101	79,244

Total liabilities and shareholders’ equity	$76,175	$80,575

ESSA PHARMA INC.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

Amounts in thousands of United States dollars, except share and per share data

	Three months ended December 31, 2020	Three months ended December 31, 2019
OPERATING EXPENSES
Research and development	$4,486	$2,587
Financing costs	1	216
General and administration	2,209	2,139

Total operating expenses	(6,696)	(4,942)

Gain (loss) on derivative liability	89	(57)
Other items	43	108

Net loss before taxes	(6,564)	(4,891)
Income tax recovery	35	278

Net loss and comprehensive loss for the period	$(6,529)	$(4,613)

Basic and diluted loss per common share	$(0.20)	$(0.22)

Weighted average number of common shares outstanding	33,343,488	20,762,374

Company Contact David Wood, Chief Financial Officer ESSA Pharma Inc. Contact: (778) 331-0962 Email: dwood@essapharma.com	Investor Relations Contact: Alan Lada, Vice President Solebury Trout Contact: (617) 221-8006 Email: alada@SoleburyTrout.com